News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $24.5 Million

in 2023

WILLIAMSVILLE, NY, February 1, 2024 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the fourth quarter and full year ended December 31, 2023.

HIGHLIGHTS

"	Completed the sale of The Evans Agency (“TEA”) to Arthur J. Gallagher & Co, netting a pretax gain of $20.2 million in the fourth quarter
"

Repositioned balance sheet with sale of $78 million of investment securities – proceeds used to reduce short-term borrowings; resulted in recognized pretax loss of $5.0 million in the quarter but improves forward net interest income

"	Total loan balances of $1.7 billion up 1% in the quarter and 3% year-over-year
"	Fourth quarter net interest margin of 2.75% declined 4 basis points sequentially
"	Tangible book value per share increased 25% to $32.07 at December 31, 2023 compared with prior year’s fourth quarter
"	Paid dividends of $1.32 per share in 2023, up 5%

Net income was $10.2 million, or $1.85 per diluted share, in the fourth quarter of 2023, compared with
$3.6 million, or $0.66 per diluted share, in the third quarter of 2023 and $6.0 million, or $1.10 per diluted share, in last year’s fourth quarter.  On November 30, 2023, the Company sold The Evans Agency to Arthur J. Gallagher & Co., and recognized a pretax gain of $20.2 million.  In addition, the Company strategically repositioned its balance sheet by selling $78 million of investment securities, primarily available-for-sale U.S. Treasuries and government-sponsored agency securities, and used the proceeds to pay down short-term borrowings.  This action resulted in $5.0 million of pretax losses on investment securities during the fourth quarter of 2023 with expected positive forward impact on net interest income.  Return on average equity was 25.73% for the fourth quarter of 2023, compared with 9.06% in the third quarter of 2023 and 16.07% in the fourth quarter of 2022.

For the full year of 2023, net income increased 10% to $24.5 million, or $4.48 per diluted share, compared with $22.4 million, or $4.04 per diluted share, in 2022.  The increase mainly reflected the gain on sale of the insurance agency partially offset by lower net interest income and loss on investment securities.  Allowance for credit losses was reduced by $2.7 million from the prior year as a result of improving economic factors, including peer metrics, and a $1.5 million charge-off of a single commercial loan during 2022.  The return on average equity was 15.47% for 2023 compared with 13.49% in 2022.

“Evans’ performance in 2023 was characterized by resiliency,” commented David J. Nasca, President and CEO of Evans Bancorp, Inc.  “With a backdrop of interest rate pressure and macro-economic factors such as

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

inflation, potential recession and liquidity demands, the dedicated work of the entire Evans team successfully protected and served client relationships, and maintained funding and liquidity.  Actions were also taken to control costs, deliver efficiencies, and improve customer experience with investments in technology and process improvements.

“During the fourth quarter, we executed two strategic initiatives.  The sale of The Evans Agency resulted in significant value creation including measurable growth in our tangible book value with an after-tax gain of approximately $13 million and elimination of almost $12 million of goodwill and other intangibles.  The proceeds from the transaction strengthened capital which allows flexibility to strategically redeploy back into our core banking franchise, including the restructure in our balance sheet which was completed in the fourth quarter to reduce lower yielding investment assets and reduce borrowings which we expect to improve returns in 2024.”

Net Interest Income
($ in thousands)

	4Q 2023	3Q 2023	4Q 2022

Interest income	$25,205	$24,292	$22,381
Interest expense	11,259	10,036	3,167
Net interest income	13,946	14,256	19,214
Provision for credit losses	282	506	923
Net interest income after provision	$13,664	$13,750	$18,291

Net interest income of $13.9 million was down $0.3 million, or 2%, from the third quarter and $5.3 million, or 27%, from last year’s fourth quarter as a result of higher interest expense related to the increased cost of interest-bearing liabilities produced by competitive pricing on deposits.

Fourth quarter net interest margin of 2.75% declined 4 basis points from the trailing third quarter and 102 basis points from the prior-year period.  The yield on loans increased 18 basis points compared with the third quarter and 55 basis points year-over-year.  The cost of interest-bearing liabilities was 2.87% compared with 2.59% in the third quarter of 2023 and 0.86% in the fourth quarter of 2022.

The $0.3 million provision for credit losses in the current quarter was due to loan growth and higher reserves on individually analyzed loans, partially offset by improving economic factors, including peer group metrics.

Asset Quality
($ in thousands)

	4Q 2023	3Q 2023	4Q 2022

Total non-performing loans	$27,325	$27,311	$24,728
Total net loan charge-offs	11	35	115
Non-performing loans / Total loans	1.59%	1.60%	1.48%
Net loan charge-offs / Average loans	-%	0.01%	0.03%
Allowance for loan losses / Total loans	1.28%	1.28%	1.16%

“The transaction to restructure the balance sheet reduces a portion of the Bank’s liability sensitivity, increases future net interest income, and has just over a two-year payback after paying down higher rate borrowings,”

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

commented John Connerton, Chief Financial Officer of Evans Bank.  “We remain focused on growing consumer and commercial core deposits, and while our deposit levels saw some contraction during the quarter, a large component was attributable to normal commercial and municipal deposit seasonality.  We believe we are managing the current rate environment well by retaining key relationships, which along with capital growth puts us in a favorable position.”

Non-Interest Income
($ in thousands)
	4Q 2023	3Q 2023	4Q 2022

Deposit service charges	$670	$665	$684
Insurance service and fee revenue	1,613	3,498	2,204
Bank-owned life insurance	230	239	221
Interchange fee income	510	516	507
Gain on sale of insurance agency	20,160	-	-
Loss on sale of investment securities	(5,044)	-	-
Other income	412	638	845
Total non-interest income	$18,551	$5,556	$4,461

Excluding the fourth quarter’s one-time transactions relating to the gain on the sale of TEA and loss on sale of securities, non-interest income would have been $3.4 million.

Insurance service and fee revenue of $1.6 million reflects two months of revenue earned by TEA.  Insurance service and fee revenue was also higher in the third quarter of 2023 due to premium seasonality.

Other income decreased $0.2 million from the third quarter of 2023 due to a decrease in value of mortgage servicing rights.  The decrease from last year’s fourth quarter was primarily due to a $0.2 million gain on sale of an asset that was acquired in foreclosure and sold in the fourth quarter of 2022, and also included $0.2 million of revenue recognized relating to rents received from the acquired asset prior to the sale.

Non-Interest Expense
($ in thousands)
	4Q 2023	3Q 2023	4Q 2022

Salaries and employee benefits	$10,251	$8,735	$9,498
Occupancy	1,078	1,109	1,190
Advertising and public relations	296	348	125
Professional services	1,003	869	871
Technology and communications	1,545	1,517	1,437
Amortization of intangibles	67	100	100
FDIC insurance	350	350	250
Other expenses	1,710	1,379	1,429
Total non-interest expenses	$16,300	$14,407	$14,900

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

Total non-interest expense increased $1.9 million, or 13%, from the third quarter of 2023, and $1.4 million, or 9%, from last year’s fourth quarter.

Salaries and employee benefits increased $1.5 million, or 17%, from the sequential quarter, largely due to higher incentive accruals of $2.2 million, partially offset by reduced staff expenses including former insurance employees.  The increase from the prior year’s fourth quarter was due to higher incentive accruals of $1.6 million, partially offset by a reduction of staff expenses through consolidation of branches, back-office operations, and sale of TEA.

The increase in other expenses compared with both comparative periods was due to $0.3 million of charitable contributions made during the current quarter.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 50.2% in the fourth quarter of 2023, 72.7% in the third quarter of 2023, and 62.9% in the fourth quarter of 2022.

Income tax expense was $5.7 million, for an effective tax rate of 36.1%, in the fourth quarter of 2023 compared with 26.2% in the third quarter of 2023 and 23.0% in last year’s fourth quarter.  The elevated tax rate in the 2023 fourth quarter reflected the sale of TEA which included significant non-deductible goodwill expense.

Balance Sheet Highlights

Total assets were $2.11 billion as of December 31, 2023, a decrease of $66 million, or 3% since September 30, 2023, and $69 million, or 3% since December 31, 2022.  The change from comparative periods was due to the sale of investment securities, partially offset by an increase in loan balances.  Loan balances increased
$17 million, or 1%, during the fourth quarter and reflected higher commercial real estate loans of $13 million and residential mortgages of $3 million.  Since December 31, 2022, loan balances increased $49 million, or 3%, due to higher commercial real estate loans of $73 million and residential mortgages of $3 million, partially offset by a decrease in commercial and industrial loans of $27 million.

Investment securities were $278 million at December 31, 2023, $59 million lower than the end of the third quarter of 2023 and $94 million lower than the end of last year’s fourth quarter.  The decrease reflects the strategic decision to sell $78 million of investment securities as well as changes in unrealized gains and losses on investment securities and maturities within the available-for-sale investment portfolio.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.  The Company has the positive intent and ability to hold the remaining portfolio through recovery of value.

Total deposits of $1.72 billion decreased $87 million, or 5%, from September 30, 2023, and were down $53 million, or 3%, from the end of last year’s fourth quarter.  The change from the sequential quarter largely reflected typical seasonal outflows from commercial and municipal relationships.  From a product perspective, deposit decreases were in demand deposits of $57 million, municipal savings of $29 million, commercial savings of $14 million, consumer savings of $7 million, and consumer time deposits of $1 million.  Offsetting those decreases were higher NOW deposits of $21 million.

While the Company has not experienced a significant outflow of deposits, in the event of such occurrences, it has access to alternate sources of funding to meet withdrawal demands.  As of December 31, 2023, Evans had $53 million in overnight borrowings at the FHLB.  Given the current collateral available at FHLB, advances up to $364 million can be drawn on the FHLB via the Company’s overnight line of credit.  Additionally, Evans has the ability to borrow from the Federal Reserve and participates in the Bank Term Funding Program.  At December 31, 2023, Evans had $86 million in short-term borrowings with the Federal Reserve and $8 million in additional availability to borrow against collateral.

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.37% at December 31, 2023 compared with 9.40% at September 30, 2023 and 9.13% at December 31, 2022.

Book value per share was $32.40 at December 31, 2023 compared with $27.52 at September 30, 2023 and $28.32 at December 31, 2022.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities.  As of December 31, 2023 this amounted to $7.41 per share impact to book value.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Tangible book value per share was $32.07 at December 31, 2023 compared with $25.04 at September 30, 2023 and $25.76 at December 31, 2022.

For the full year of 2023, cash dividends totaled $1.32 per share, up 5% over 2022.

2023 Year in Review (compared with prior-year)

Net interest income was $61.2 million, down 16%.  The yield on loans increased 86 basis points while competition on deposits and changes in customer behaviors contributed to the 189 basis points increase in cost of funds during 2023.  Net interest margin was 3.02%, a decrease of 51 basis points.

The Company’s provision for credit loss was less than $0.1 million, which reflected improving economic conditions, including peer group metrics, partially offset by loan growth and specific reserve related individually analyzed loans.  Provision for loan loss in 2022 included a $1.5 million charge-off of a single commercial loan and loan growth, partially offset by a decrease of criticized loans.  The ratio of non-performing loans to total loans was 1.59% compared with 1.48% in 2022.

Non-interest income was up $13.7 million to $32.9 million.  The increase was due to the gain on sale of the insurance agency of $20.2 million, partially offset by loss on sale of investment securities of $5 million, reduced bank services charges of $0.3 million, and lower insurance service and fee revenue of $0.2 million.  Included in non-interest income during 2022 was a gain on sale of an asset that was acquired in foreclosure of $0.2 million, as well as $0.2 million of revenue recognized relating to rents received from the acquired asset and a $0.2 million final payment in connection with a historic tax credit investment.

Non-interest expense decreased $0.6 million, or 1%, to $59.4 million.  Current year decreases included salaries and employee benefits of $1.8 million and loan expenses of $0.3 million, partially offset by higher technology and communication expenses of $0.8 million, charitable contributions of $0.3 million, and FDIC insurance expense of $0.4 million.

The Company’s GAAP efficiency ratio was 63.1% in 2023 compared with 65.0% in 2022.

Income tax expense for the year was $10.2 million, representing an effective tax rate of 29.4% compared with an effective tax rate of 24.2% in 2022.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, February 1, 2024 at 4:45 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year of 2023, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

A telephonic replay will be available from 8:00 p.m. ET on the day of the teleconference until Thursday,
February 15, 2024.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13743382, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.7 billion in deposits at December 31, 2023.  Evans Bank is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:	cmychajluk@keiadvisors.com
Kathleen Rizzo Young Group VP/Public & Community Relations Director 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
ASSETS
Interest-bearing deposits at banks	$3,798	$7,468	$10,334	$3,832	$6,258
Securities AFS	275,680	334,460	351,595	365,929	364,326
Securities HTM	2,059	2,170	2,241	3,707	6,949
Loans	1,720,946	1,704,400	1,670,753	1,658,576	1,672,369
Allowance for credit losses	(22,114)	(21,846)	(21,368)	(21,523)	(19,438)
Goodwill and intangible assets	1,862	13,629	13,729	13,829	13,929
All other assets	126,432	134,462	127,679	123,920	134,117
Total assets	$2,108,663	$2,174,743	$2,154,963	$2,148,270	$2,178,510

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	$390,238	$447,306	$442,195	$483,958	$493,710
NOW deposits	345,279	324,219	303,159	268,283	273,359
Savings deposits	649,621	698,653	726,687	807,532	801,943
Time deposits	333,623	335,228	314,574	290,141	202,667
Total deposits	1,718,761	1,805,406	1,786,615	1,849,914	1,771,679
Securities sold under agreement to repurchase	9,475	13,447	19,185	9,264	7,147
Subordinated debt	31,177	31,152	31,126	31,101	31,075
Other borrowings	145,123	151,252	140,386	79,637	193,001
Other liabilities	25,908	22,551	18,167	20,103	21,615
Total stockholders' equity	$178,219	$150,935	$159,484	$158,251	$153,993

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,499,772	5,483,591	5,477,505	5,462,763	5,437,048
Book value per share	$32.40	$27.52	$29.12	$28.97	$28.32
Tangible book value per share	$32.07	$25.04	$26.61	$26.44	$25.76
Tier 1 leverage ratio	10.37%	9.40%	9.43%	9.13%	9.13%
Tier 1 risk-based capital ratio	13.80%	12.04%	12.73%	12.55%	12.29%
Total risk-based capital ratio	15.05%	13.29%	13.98%	13.80%	13.48%

ASSET QUALITY DATA
Total non-performing loans	$27,325	$27,311	$27,789	$24,084	$24,728
Total net loan charge-offs (recoveries)	11	35	35	(4)	115
Other real estate owned (OREO)	$-	$-	$-	$-	$-

Non-performing loans/Total loans	1.59%	1.60%	1.66%	1.45%	1.48%
Net loan charge-offs (recoveries)/Average loans	-%	0.01%	0.01%	-%	0.03%
Allowance for credit losses/Total loans	1.28%	1.28%	1.28%	1.30%	1.16%

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2023	2023	2023	2023	2022
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$25,205	$24,292	$23,988	$23,365	$22,381
Interest expense	11,259	10,036	8,307	6,040	3,167
Net interest income	13,946	14,256	15,681	17,325	19,214
Provision for credit losses	282	506	(116)	(654)	923
Net interest income after provision for credit losses	13,664	13,750	15,797	17,979	18,291

Deposit service charges	670	665	645	613	684
Insurance service and fee revenue	1,613	3,498	2,720	2,429	2,204
Bank-owned life insurance	230	239	238	224	221
Interchange fee income	510	516	528	493	507
Gain on sale of insurance agency	20,160	-	-	-	-
Loss on sale of investment securities	(5,044)	-	-	-	-
Other income	412	638	570	354	845
Total non-interest income	18,551	5,556	4,701	4,113	4,461

Salaries and employee benefits	10,251	8,735	8,649	9,413	9,498
Occupancy	1,078	1,109	1,145	1,173	1,190
Advertising and public relations	296	348	407	156	125
Professional services	1,003	869	808	883	871
Technology and communications	1,545	1,517	1,542	1,356	1,437
Amortization of intangibles	67	100	100	100	100
FDIC insurance	350	350	350	350	250
Other expenses	1,710	1,379	1,171	1,071	1,429
Total non-interest expenses	16,300	14,407	14,172	14,502	14,900

Income before income taxes	15,915	4,899	6,326	7,590	7,852
Income tax provision	5,741	1,281	1,394	1,790	1,809
Net income	10,174	3,618	4,932	5,800	6,043

PER SHARE DATA
Net income per common share-diluted	$1.85	$0.66	$0.90	$1.06	$1.10
Cash dividends per common share	$-	$0.66	$-	$0.66	$-
Weighted average number of diluted shares	5,497,029	5,490,600	5,474,462	5,475,790	5,500,810

PERFORMANCE RATIOS
Return on average total assets	1.90%	0.67%	0.91%	1.07%	1.12%
Return on average stockholders' equity	25.73%	9.06%	12.25%	14.97%	16.07%
Return on average tangible common stockholders' equity*	27.37%	9.90%	13.39%	16.44%	17.72%
Efficiency ratio	50.16%	72.72%	69.53%	67.65%	62.94%
Efficiency ratio (Non-GAAP)**	93.40%	72.21%	69.04%	67.18%	62.51%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, gains from sale of subsidiaries, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2023	2023	2023	2023	2022
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,682,177	$1,658,132	$1,646,502	$1,641,162	$1,627,028
Investment securities	327,303	355,870	373,922	382,329	382,125
Interest-bearing deposits at banks	5,916	9,883	7,235	9,824	10,416
Total interest-earning assets	2,015,396	2,023,885	2,027,659	2,033,315	2,019,569
Non interest-earning assets	128,915	135,896	129,793	133,936	135,035
Total Assets	$2,144,311	$2,159,781	$2,157,452	$2,167,251	$2,154,604

NOW	333,893	311,624	281,910	260,242	265,313
Savings	687,223	708,724	776,020	796,793	874,816
Time deposits	335,646	325,667	304,575	257,733	174,362
Total interest-bearing deposits	1,356,762	1,346,015	1,362,505	1,314,768	1,314,491
Borrowings	197,363	192,277	163,338	173,053	151,259
Total interest-bearing liabilities	1,554,125	1,538,292	1,525,843	1,487,821	1,465,750

Demand deposits	409,115	441,149	451,990	503,945	518,666
Other non-interest bearing liabilities	22,880	20,529	18,532	20,487	19,798
Stockholders' equity	158,191	159,811	161,087	154,998	150,390

Total Liabilities and Equity	$2,144,311	$2,159,781	$2,157,452	$2,167,251	$2,154,604

Average tangible common stockholders' equity*	148,673	146,122	147,299	141,111	136,406

YIELD/RATE

Loans, net	5.43%	5.25%	5.26%	5.16%	4.88%
Investment securities	2.53%	2.48%	2.47%	2.53%	2.36%
Interest-bearing deposits at banks	6.38%	5.29%	4.45%	3.97%	3.16%
Total interest-earning assets	4.96%	4.76%	4.75%	4.66%	4.40%

NOW	2.12%	1.79%	1.24%	0.75%	0.36%
Savings	2.09%	1.85%	1.58%	0.95%	0.33%
Time deposits	3.83%	3.45%	3.10%	2.63%	1.61%
Total interest-bearing deposits	2.53%	2.22%	1.85%	1.24%	0.51%
Borrowings	5.27%	5.14%	4.98%	4.74%	3.88%
Total interest-bearing liabilities	2.87%	2.59%	2.18%	1.65%	0.86%

Interest rate spread	2.09%	2.17%	2.57%	3.01%	3.54%
Contribution of interest-free funds	0.66%	0.62%	0.53%	0.45%	0.23%
Net interest margin	2.75%	2.79%	3.10%	3.46%	3.77%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.

Evans Bancorp Reports Net Income of $24.5 Million in 2023

February 1, 2024

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2023	2022
	Year to Date	Year to Date	% Change
Interest income	$96,850	$79,482	22%
Interest expense	35,642	6,527	446%
Net interest income	61,208	72,955	(16)%
Provision for credit losses	18	2,739	(99)%
Net interest income after provision for credit losses	61,190	70,216	(13)%

Deposit service charges	2,593	2,861	(9)%
Insurance service and fee revenue	10,261	10,453	(2)%
Bank-owned life insurance	932	707	32%
Interchange fee income	2,047	2,071	(1)%
Gain on sale of insurance agency	20,160	-	-
Loss on sale of investment securities	(5,044)	-	-
Other income	1,973	3,179	(38)%
Total non-interest income	32,922	19,271	71%

Salaries and employee benefits	37,047	38,854	(5)%
Occupancy	4,506	4,619	(2)%
Advertising and public relations	1,207	1,159	4%
Professional services	3,563	3,425	4%
Technology and communications	5,959	5,187	15%
FDIC insurance	1,400	1,025	37%
Amortization of intangibles	367	400	(8)%
Other expenses	5,333	5,266	1%
Total non-interest expenses	59,382	59,935	(1)%

Income before income taxes	34,730	29,552	18%
Income tax provision	10,206	7,163	42%
Net income	24,524	22,389	10%

PER SHARE DATA
Net income per common share-diluted	$4.48	$4.04	11%
Cash dividends per common share	$1.32	$1.26	5%
Weighted average number of diluted shares	5,471,033	5,536,375

PERFORMANCE RATIOS
Return on average total assets	1.14%	1.02%
Return on average stockholders' equity	15.47%	13.49%
Return on average tangible common stockholders' equity*	16.82%	14.74%
Efficiency ratio	63.09%	64.99%
Efficiency ratio (Non-GAAP)**	74.69%	64.55%
Net interest margin	3.02%	3.53%
Net loan charge-offs (recoveries)/Average loans	-%	0.11%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, gains from sale of subsidiaries, merger-related expenses and the impact of historic tax credit transactions.